Summary of Chattel Mortgage Contract (“the Contract”) Entered into by and between Shenzhen BAK Battery, Co., Ltd (“the Mortgager”) and Shenzhen Eastern Branch, Agricultural Bank of China (“the Creditor”) dated June 26, 2009

Main contents:
➢	Contract number: 81903200900000217
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In order to guarantee the indebtedness of Shenzhen BAK Battery Co., Ltd. (the “Obligor”) towards the Creditor under the Loan Agreement (reference no.: 81101200900001450) from June 26, 2009 to June 25, 2010, the Mortgager agrees to pledge its full margin of RMB20.381830 million to the Creditor.

➢	The amount of guaranteed debt principal is HKD23.46452199 million.
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Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.

➢	Collateral: The Mortgager agrees to pledge its full margin of RMB20.381830 million to the Creditor.
➢	Breach of Contract Penalties: additional 30% of the maximum amount secured in this Contract and full compensation for the Creditor’s loss due to the Mortgager’s breach of contract.

Headlines of the articles omitted:
➢	Undertakings of the Mortgager
➢	Validity of the Creditor’s Right
➢	Transferring and Occupancy of Collateral
➢	Collateral Security
➢	Realizing of Creditor’s Right
➢	Return of Collateral
➢	Fee
➢	Disputation settlement
➢	Supplement articles
➢	Attachment
➢	Validity
➢	Notification